Exhibit 99.1
HF Foods Appoints Maria Ross to its Board of Directors

LAS VEGAS, June 28, 2024 (GLOBE NEWSWIRE) -- HF Foods Group Inc. (NASDAQ: HFFG) (“HF Foods”, or the “Company”), a leading food distributor to Asian restaurants across the United States, today announced the appointment of Maria Ross to the Company’s board of directors effective immediately.

Simultaneously with the appointment of Ms. Ross, Dr. Hong Wang has departed from his position as a director of the Company. As a result of the appointment of Ms. Ross, the Company’s board of directors continues to be comprised of four independent directors and Mr. Peter Zhang, the CEO of the Company.

Ms. Ross is a supply chain executive with over 30 years of experience, focused on team development, strategic planning and operational execution in manufacturing, grocery and retail. Prior to her appointment as a member of the Company’s board of directors, Ms. Ross held positions with Nike, The Fresh Market, BJ’s Wholesale Club, Oldcastle, Inc. and The Home Depot wherein she focused on supply chain and logistics matters.

“We are excited to have Ms. Ross join our Board of Directors,” said Peter Zhang, CEO of the Company. “Her background in supply chain and logistics matters will be invaluable for the Company.”

About HF Foods Group Inc.

HF Foods Group Inc. is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian restaurants and other foodservice customers throughout the United States. HF Foods aims to supply the increasing demand for Asian American restaurant cuisine, leveraging its nationwide network of distribution centers and its strong relations with growers and suppliers of fresh, high-quality specialty restaurant food products and supplies in the US, South America, and China. Headquartered in Las Vegas, Nevada, HF Foods trades on Nasdaq under the symbol “HFFG”. For more information, please visit www.hffoodsgroup.com.

Forward-Looking Statements

All statements in this news release other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “aims,” “continues,” “expects,” “plans,” “will,” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Such factors include, but are not limited to, those disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.

Investor Relations Contact:

HFFG Investor Relations

hffoodsgroup@icrinc.com